EXHIBIT 16.1



                         Arthur Andersen LLP Letterhead



Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 24, 2002


Dear Sir/Madam:


We have read the first and second paragraphs of Item 4 included in the Form 8-K dated May 24, 2002 of the Cytogen Retirement Savings Plan filed with the Securities and Exchange Commission on May 24, 2002 and are in agreement with the statements contained therein to the extent such statements relate to Arthur Andersen LLP.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP






Cc:      Mr. Lawrence R. Hoffman
         Chief Financial Officer
         Cytogen Corporation